Exhibit 99.1

                        ENDWAVE APPOINTS SENIOR MANAGERS

            COMPANY REORGANIZES FOR IMPROVED BUSINESS & MARKET FOCUS

    SUNNYVALE, Calif., Aug. 4 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of high frequency RF modules for telecommunications networks, defense electronics and homeland security systems, today announced the appointment of several key senior management positions.

    John Mikulsky, formerly the Chief Marketing Officer and Senior Vice President of Marketing and Business Development, has been promoted to the newly created role of Chief Operating Officer and Executive Vice President. Additionally, Mr. Mikulsky will lead Endwave's rapidly growing Defense and Homeland Security Business Unit. Mark Hebeisen will continue as Vice President of Marketing, and add Business Development activities to his responsibilities. Steve Layton, formerly Vice President of Sales, will transition to Vice President and General Manager of Endwave's Telecom Business Unit.

    "I am pleased to announce these critical new roles for John, Mark and Steve," said Ed Keible, CEO and President of Endwave Corporation. "Endwave has evolved rapidly over the past few years, from a pure telecommunications sub-system supplier to a more diversified company with a rapidly growing defense electronics and homeland security customer base. This reorganization provides us with clear focus on our diverse markets. Each of these officers has already made significant contributions to our diversification strategy, and I look forward to their leadership in helping to write the next chapter in Endwave's story."

    John Mikulsky, Chief Operating Officer and Executive Vice President
    Mr. Mikulsky serves as Chief Operating Officer, reporting to Ed Keible, President and CEO of Endwave. As COO, Mr. Mikulsky has overall responsibilities for Operations, Product Development and Business Unit Management. Prior to this assignment, Mr. Mikulsky served as Endwave's Chief Marketing Officer and Senior Vice President of Market and Business Development from 2000 to 2005, responsible for corporate marketing as well as merger and acquisition efforts. Previously, Mr. Mikulsky served from 1993 until 1996 as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for the Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an M.S. in Management from the Sloan School at M.I.T.

    Mark Hebeisen, Vice President of Marketing and Business Development
    Mr. Hebeisen serves as Vice President of Marketing and Business
Development, reporting to Ed Keible, President and CEO of Endwave. In his expanded role, Mr. Hebeisen's responsibilities include successful implementation of Endwave's merger and acquisition strategy, business development, corporate marketing, and investor relations. He joined Endwave in connection with the September 2002 acquisition of the wireless assets of Signal Technology's Wireless Group (SWG). From 1999 to 2002, Mr. Hebeisen was V.P. of Technology and Business Development for SWG, where he was responsible for engineering and sales divisions of the fixed wireless commercial business unit. Prior to 1999, Mr. Hebeisen was Director of Engineering and Sales, as well as an original founder of Advanced Frequency Products (AFP), a private millimeter wave transceiver start-up company that was later sold to Signal Technology. From 1990 to 1997, Mr. Hebeisen held various RF and microwave design positions for both defense and commercial wireless applications with Alpha Industries and Raytheon. Mr. Hebeisen holds both BSEE and MSEE degrees from the University of Massachusetts at Amherst.

    Steve Layton, Vice President and General Manager, Telecom Business
    Mr. Layton serves as Vice President and General Manager of Endwave's Telecom Business Unit, reporting to John Mikulsky, COO. Mr. Layton is responsible for the continued growth of Endwave's telecommunications business. Prior to this new assignment, Mr. Layton served as Vice President of Sales for Endwave from 2003 to 2005. He joined Endwave in 1998 as Director of Sales with over 20 years of engineering sales experience in the microwave/millimeter wave telecommunications industry. Prior to Endwave, Mr. Layton was the Director of Sales for VertiCom, Inc. from 1995 to 1998 where he was responsible for establishing sales channels and launching products for the SatCOM and terrestrial communications markets. From 1982 to 1989, Mr. Layton held various Director of Sales positions at Monolithic Microsystems, Microsource, and Pacific Monolithics. Mr. Layton began his career in sales at Avantek, where he was Regional Sales Manager from 1978 to 1982. From 1973 to 1977, Mr. Layton served in the U.S. Army in Okinawa, Japan as a Technical Assistance Coordinator. Mr. Layton holds a degree in engineering from the University of Hawaii and a degree in business from the University of Maryland.

    About Endwave
    Endwave Corporation designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 38 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "plans," "intends," "expects," "believes" and similar expressions are intended to identify these forward-looking statements. Information contained in forward-looking statements is based on current expectations and is subject to change. Actual results could differ materially from the forward-looking statements due to many factors, including the following: our ability to achieve and maintain profitability; our customer and market concentration; our suppliers' abilities to deliver raw materials to our specifications and on time; our successful implementation of next-generation programs, including inventory transitions; our ability to penetrate new markets; fluctuations in our operating results from quarter to quarter; our reliance on third-party manufacturers and semiconductor foundries; acquiring businesses and integrating them with our own; component, design or manufacturing defects in our products; and our dependence on key personnel. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's most recent annual report on Form 10-K and quarterly report on Form 10-Q. Endwave does not undertake any obligation to update such forward-looking statements.

SOURCE  Endwave Corporation
    -0-                             08/04/2005
    /CONTACT: Mark Hebeisen, Vice President, Marketing and Business Development of Endwave Corporation, +1-978-686-4400, ext. 105/
    /Web site:  http://www.endwave.com /